Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
May 3, 2018 Xperi Corporation 3025 Orchard Parkway San Jose, California 95134	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Re: Registration Statement on Form S-8

3,900,000 shares of common stock, par value $0.001 per share to be registered under the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan, as amended by the First Amendment thereto

1,000,000 shares of common stock, par value $0.001 per share to be registered under the Xperi Corporation Amended and Restated 2003 Employee Stock Purchase Plan

Ladies and Gentlemen:

We have acted as special counsel to Xperi Corporation, a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,900,000 and 1,000,000 shares of common stock, par value $0.001 per share (the “Shares”), pursuant to the Xperi Corporation Seventh Amended and Restated 2003 Equity Incentive Plan, as amended by the First Amendment thereto (together, the “2003 Plan”) and the Xperi Corporation Amended and Restated 2003 Employee Stock Purchase Plan (the “2003 ESPP”), respectively. The Shares are included in a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 3, 2018 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, or certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar therefor, and when the Shares have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the 2003 Plan and the 2003 ESPP, the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the General Corporation Law of the State of Delaware.

May 3, 2018

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP